Exhibit 10.20

Guangdong Mingyang Wind Power Technology Co., Ltd

Industrial and Commercial Bank of China, Guangdong Branch

Strategic Cooperation Agreement

September, 2009

Party A: Guangdong Mingyang Wind Power Technology Co., Ltd

Address:    Mingyang Industrial Park, Torch High Technology Industry Development Zone, Zhongshan City

Legal Representative: Zhang Chuanwei

Postal Code: 528400

Party B: Industrial and Commercial Bank of China, Guangdong Branch

Address: 123 West Yanjiang Road, Guangzhou

Legal Representative: Shi Gang

Postal Code: 510120

For the purpose of promoting common development of business and establishing relationship of overall business cooperation, Guangdong Mingyang Wind Power Technology Co., Ltd (hereinafter referred to as “Party A”) and Industrial and Commercial Bank of China, Guangdong Branch (hereinafter referred to as “Party B”), by following the principle of “good faith, equality and mutual benefits, common development” and on a basis of business operation in accordance with the laws, regulations and rules, show their willingness to form long-term strategic cooperative partnership and reach the following agreement.

Article 1 Scopes of Both Parties

Party A: Guangdong Mingyang Wind Power Technology Co., Ltd which includes the Headquarter of Guangdong Mingyang Wind Power Technology Co., Ltd, wholly owned subsidiaries, holding subsidiary companies, and other associated companies of Guangdong Mingyang Wind Power Technology Co., Ltd. The Financial Department of Guangdong Mingyang Wind Power Technology Co., Ltd is the leading department in charge of business cooperation.

Party B: Industrial and Commercial Bank of China, Guangdong Branch which includes its branches. The investment banking department of Guangdong Branch is the leading department in charge of business cooperation.

Article 2 Party B’s Commitments

Party B commits to take Party A as one of the most important customers and long-term cooperation partners and provide Party A with preferential, superior, efficient, and full financial service by observing national laws and regulations and in accordance with business principles and relevant policies of commercial bank. The financial service herein includes:

1. Credit Service

1. Limit of Credit Aid

Party B shall, within two (2) years, provide Party A and wholly-owned or holding enterprises thereof with RMB 5 billion (SAY RMB FIVE BILLION ONLY) on a basis of compliance with national policies, laws and regulations, and credit management system of Party B and as per Party A’s capital needs.

2. Product Range of Credit Aid

The aforementioned credit aid shall be rendered to on-balance-sheet and off-balance-sheet financing business. The specific types thereof include without limitation working capital loans, project loans, acceptance and discount of bill, trade finance, accounts receivable factoring, various letters of guarantee, domestic letter of credit, etc.

3. Limit Application of Credit Aid

Consideration can be given to adopt form of credit for the financing of Party A in accordance with specific financing conditions. Party B will give maximum preferential terms for the finance and service provided by Party A and the subsidiaries thereof within the scope allowed by the regulatory body pursuant to the relevant provisions of the state and its cost of capital.

With reference to the aforesaid financing, necessary internal investigation of Party B and procedures for examination and approval shall be undertaken and specific documents pertaining to loan shall be signed.

II. Cash Management Service

Party B commits that, by making the most of advantages including but not limited to advanced electronic settlement functions, the world’s leading internet banking system, and extensive service networks, it will provide Party A with fast fund settlement and multi-channel cash management value-added and financial service, submit fund management solutions, assist Party A to give real-time monitoring on the account of Party A’s subsidiaries and the fund transfer of account, as well as realize higher efficiency in the use of funds, lower costs to raise money, more effective financial control, and more optimized business flow.

III. International Business Service

Party B is willing to provide superior international settlement and finance service for Party A’s overseas equipment purchase and sales, assist Party A to reduce financial costs and prevent foreign exchange risks, furnish Party A with foreign exchange business services such as exchange, settlement and sales, international settlement, international trade financing, foreign currency fund value-maintaining and value-added business, and Renminbi NDF, and I give Party A maximum preferential terms.

IV. Investment Banking Service

Party B commits that, by fully drawing upon its advantages in network, information, and capital as well as extensive social connections, it will provide Party A with a series of professional and high-level investment service such as consultancy of mergers and acquisition, consultancy of structure financing, consultancy in listing and bond issuing of enterprise, enterprise credit service, and extended service after going public of enterprise, as well as, by utilizing customer resources, provide convenience in equity pledge financing for Party A to help Party B improve overall income level.

V. Other Business Service

Party B will provide Party A with convenient deposit service and grant favorable interest rates for large-denomination time deposits within the scope permitted by policies, actively recommend all kinds of deposits and investment products, as well as offer proposals for the maintenance and appreciation of values of Party A’s capitals.

Party B commits to provide Party A with superior and professional consultation service on entrustment of enterprise annuities, account management service, fund trust service, and relevant value-added service, as well as provide corresponding service for upstream and downstream enterprises of Party A.

VI. Service of Customer Manager

Party B will consider Party A as one of its key marketing customers. It will appoint professional customer managers in organizations at all levels from top to bottom to understand Party B’s business requirements in all respects as well as coordinate various functional organizations in banking industry to provide Party A with overall financial service.

Article 3 Party A’s Commitments

I.	Party A commits to take Party B as its long-term cooperation partners and, on the premise that Party B’s service conditions are not poorer and service levels are not lower than other financial institutions and that the internal examination and approval procedures have been fulfilled, give priority to conduct overseas and domestic financial cooperation with Party B (including but limited to choose Party B as one of the main banks), give priority to entrust Party B with deposit, loan, domestic and foreign currency settlement, and other affairs s, as well as give priority to appoint Party B as its financial consultant.

II.	Party A commits to guide all affiliated companies in the country through the opening of settlement account, and expand the volume of domestic and foreign currency at Party B to enable the account of Party B to be one of its main balance accounts.

III.	Party A commits to use its best endeavor to recommend Party B to Chinese and foreign customers in their effort to attract investment, introduce technology and equipment, build new bases, conduct business negotiations, etc whenever possible, provide Party B with information about financing, and assist Party B with expansion of financing activities, financial innovation, and product promotion.

IV.	Party A commits to, in accordance with the cooperative principle herein, select Party B as one of its main financing banks, strengthen cooperation with Party B in bill financing, offer Party B the information about project financing in different places, assist Party B to know the projects and coordinate relevant issues, and give priority to choose Party B as its partner.

V.	Party A commits to join Party B’s effort to fulfill the followings during the process of credit management:

(I)	Strictly perform relevant agreements or contracts signed between it and Party B, agree to Party B’s monitoring over financing, and repay the principal and interest of the loans in due course as agreed before;

(II)	Actively cooperate with Party B when it is conducting investigation and review of credit operations and provide relevant data and materials;

(III)	Agree to submit the reviewed financial statement to Party B in time.

Article 4 Miscellaneous

I.	Both parties shall keep strictly confidential the information, material, financial data etc related to them that are obtained in accordance with this agreement. Unless otherwise provided in laws, regulations and rules or approved by the other party in a written form beforehand, any party shall not at any time disclose the aforementioned information or any content related to this agreement to any third party other than Party A’s affiliated or associated companies and Party B’s branches.

II.	Both parties shall have high-level talks on a irregular basis, duly communicate relevant information, offer comments and suggestions on cooperation, strengthen cooperative relationship, and improve service quality and efficiency.

III.	Supplementary agreement can be signed for matters not mentioned herein on a basis of both Parties’ consultation. The supplementary agreements have equal legal effects with this agreement.

IV.	This agreement is a guidance document for cooperation between the two parties. For specific financial operations covered by this agreement, both parties shall enter into separate agreements. If the agreements concerning specific financial operations are inconsistent with this agreement, the agreements concerning specific financial operations shall prevail.

V.	The duration of this agreement is one (1) year which becomes effective on the date when the legal representatives, persons in charge, and authorized agents of both parties affix signatures and seals thereon. After the expiration of this agreement, the agreement will be automatically renewed for one-year term on a basis of consultation of both parties. This agreement shall be executed before renewal or explicit termination.

VI.	This agreement is made out in four identical copies, with each holding two copies and the four copies having the same legal validity.

Party A (Seal):	Party B (Seal):

Legal Representative (Signature):	Legal Representative (Signature):
(Or authorized agent)	(Or authorized agent)
Date:	Date: